EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of February 23, 2009 (the “Effective Date”), is made between Home Diagnostics, Inc., a Delaware corporation with offices (the “Offices”) at 2400 NW 55th Court, Fort Lauderdale, Florida (the “Company”), and Joseph H. Capper, an individual residing at 5139 Jasmine Way, Palm Harbor, Florida 34685 (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ the Executive upon the terms and conditions hereinafter set forth; and

WHEREAS, the Executive is willing to accept employment with Company, and enter into this Agreement with respect to Executive’s employment and services upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

1. EMPLOYMENT: Effective as of the date of this Agreement, Executive will be employed by the Company as President and Chief Executive Officer to perform the duties and services generally associated with the direction and supervision of the day to day operations of the Company and as may be assigned to him from time to time by the Board of Directors of the Company (the “Board”). Executive accepts such employment and agrees to perform such duties to the best of his ability, and shall use his best efforts, skill and ability to promote the interest of the Company and otherwise to assist the Company in such matters as to which his knowledge and expertise may be particularly relevant. Executive’s principal place of employment shall be in the Ft. Lauderdale metropolitan area; although Executive understands and agrees that he may be required to travel from time to time for business reasons. During the term of this Agreement, Executive shall, except during customary vacation periods and periods of illness, devote all of Executive’s business time, attention and energies to the performance of Executive’s duties, to the business and affairs of the Company, and to promoting the best interests of the Company, and shall not, either during or outside of such normal business hours, directly or indirectly, engage in any activity inimical to such best interests.

2. TERM: The term (“Term”) of this Agreement shall commence on the Effective Date and end on December 31, 2013, unless earlier terminated as provided herein.

3. COMPENSATION AND BENEFITS: In consideration of his services during the term of this Agreement, the Executive shall be paid compensation and receive benefits from the Company as follows:

(a) Executive shall receive a salary (“Base Salary”) at an annual rate of Five Hundred Thousand Dollars ($500,000) payable in bi-weekly installments or in such other installments as may be agreed upon. Executive’s Base Salary rate may be subject to increase by the Board from time to time in its sole and absolute discretion. Such Base Salary will be reviewed on an annual basis.

(b) Executive shall be eligible to receive an annual bonus, as determined by the Board in its sole and absolute discretion, of up to 50% of Executive’s Base Salary then in effect in accordance with subparagraph (a) above.

(c) Executive shall be eligible to participate in the Company’s benefit plans that are generally available to the Company’s executives and employees, all in accordance with the normal policies and practices of the Company, including, without limitation, health insurance, life insurance, disability insurance and 401(k) plan. The Company reserves the right to make such modifications to its benefit plans at any time as it, in its sole discretion, deems appropriate. Notwithstanding the equity grants awarded pursuant to Section 3(i) and (j) herein, during the Term of the Agreement, Executive shall not participate in any stock option and/or equity incentive plan currently in effect or that may be subsequently adopted by the Company.

(d) Executive shall be entitled to receive three (3) weeks of paid vacation per annum plus U.S. holidays applicable to all Company employees.

(e) Special CEO Bonus Plan:  Each year during the Term of the Agreement, Executive shall also be eligible to receive a separate annual special bonus payment of up to $250,000 (the “Special Bonus”). The objectives for such Special Bonus shall be set annually by the Board of Directors, in its sole and absolute discretion. The 2009 Special Bonus objective shall be based on an increase of a minimum of 25% over the 2008 international net sales, as calculated and reported by the Company in accordance with United States Generally Accepted Accounting Principals (“GAAP”) and Generally Accepted Auditing Standards (“GAAS”), consistently applied. Within 30 days of the Effective Date, Executive shall provide the Board with an international sales plan, which among other things, shall include sales objectives, strategies and a plan to hire an executive with expertise with respect to the international sale of medical devices. The Special CEO Bonus Plan objectives, including but not limited to sales and/or earnings targets and amounts Executive may be eligible to receive under this Plan, are subject to change annually, as determined at the sole and absolute discretion of the Company’s Board of Directors.

(f) Executive’s principal place of service shall not be changed from the present Offices without Executive’s consent, which may be withheld for any or no reason, except that such principal place of service may be changed without Executive’s consent to any comparable office space within 25 miles of the present Offices.

(g) Except as otherwise provided in this Agreement, all compensation shall be payable only if Executive is employed by the Company or an affiliate at the time payment is made. All compensation shall be subject to withholding and other applicable taxes.

(h) Executive is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement, and the Company shall reimburse him for such expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy as in effect from time to time. The Company will reimburse Executive for temporary housing expenses for a period not to exceed thirty (30) days. Such housing expenses shall not exceed a total of Five Thousand Dollars ($5,000).

(i) Executive shall be granted an initial option, pursuant to the Company’s 2006 Equity Incentive Plan (the “Plan”), to acquire Two Hundred Thousand (200,000) shares of the Company’s Common Stock. Such option will be granted on the later of the Effective Date or the date of the next regular and/or special meeting of the Company’s Board of Directors (the “Initial Grant Date”). While the Executive is employed pursuant to the terms of this Agreement, he shall be granted an additional option to acquire One Hundred Thousand (100,000) shares of Common Stock to be granted on the date of the Company’s 2010 annual meeting of shareholders ( the “2010 Grant Date”). Each option shall terminate on the seventh anniversary of the Initial Grant Date and the 2010 Grant Date, respectively and shall each vest equally over a five year period (20% per year), commencing on the first anniversary of the Initial Grant Date and the 2010 Grant Date, respectively.

(j) Executive shall be granted Stock Appreciation Rights (“SAR”), pursuant to the Plan, for the right and privilege to receive, upon exercise thereof, compensation, in stock, equal the appreciation on Two Hundred Thousand (200,000) shares of the Company’s Common Stock. Such SAR will be granted on the later of the Effective Date or the date of the next regular and/or special meeting of the Company’s Board of Directors (the “Initial SAR Grant Date”). Such appreciation on each share shall equal the excess of (A) the fair market value of one share of the Company’s Common Stock on the date of exercise over (B) the grant price of the SAR on the Initial SAR Grant Date. Such SAR shall terminate on the seventh anniversary of the Initial SAR Grant Date and shall vest equally over a five year period (20% per year), commencing on the first anniversary of the Initial SAR Grant Date.

The above awards shall be subject to all terms and conditions of the Plan, including vesting and in the event of any conflict between the terms of the Plan and this Agreement, the Plan shall prevail.

(k) For any fiscal year during this Agreement in which Executive is not an employee of the Company for the entire fiscal year, Executive’s Base Salary, bonus and Special Bonus shall be prorated according to the number of days during such fiscal year in which Executive was so employed.

4. Termination of Employment.

(a) General. The Executive’s employment hereunder may be terminated without any breach of this Agreement only under the following circumstances.

(b) Death or Disability.

(i) The Executive’s employment hereunder shall automatically terminate upon the death of the Executive.

(ii) If, as a result of the Executive’s incapacity due to physical or mental illness, the Executive is unable to perform the essential functions of his job for sixty (60) days (whether or not consecutive) during any period of six (6) consecutive months, the Executive may terminate the Executive’s employment hereunder for any such incapacity (a “Disability”).

(c) Termination by the Company.  The Company may terminate the Executive’s employment hereunder at any time, whether or not for Cause. For purposes of this Agreement, (“Cause”) shall mean (i) gross negligence or willful misconduct by Executive in connection with  Executive’s employment duties; (ii) failure, neglect or refusal by the Executive  to perform satisfactorily in any material respects the duties contemplated under this  Agreement, which failure is not remedied within twenty (20) days after a written notice of such failure is delivered to the Executive  by the Company; (iii) any act of fraud or dishonesty; (iv) any willful act by the Executive  that adversely affects the Company, its financial condition or its business reputation; (v)  misappropriation by Executive of the assets or business opportunities of the Company or its affiliates; (vi) Executive’s indictment for, conviction of, admission to, being placed on probation or having adjudication withheld for, or entry of pleas of no contest to any felony or any crime involving moral turpitude; (vii) public or consistent drunkenness by Executive or his illegal use of narcotics, which is or could reasonably be expected to become, materially injurious to the reputation or business of the Company or its affiliates, or which impairs or could reasonably be expected to impair the performance of the Executive’s duties hereunder; (viii) violation by the Executive of any federal or state statute or local law or regulation; and (ix) Executive’s breach of any material provision of this Agreement.  Notwithstanding the language of subsection (viii) above, Company shall not have Cause to terminate Executive if the violation is based solely upon Executive’s good faith performance of his duties on behalf of Company, which performance is accomplished with the input, knowledge and/or approval of Company’s senior management team.

(d) Voluntary Resignation. Executive’s employment may be terminated by Executive for Good Reason or for no reason. For purposes of this Agreement, unless written consent of the Executive is obtained, “Good Reason” shall mean:

(i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect on the Effective Date, or any other action by the Company that results in a diminution in such position, authority, duties or responsibilities, or as a result of which the Executive no longer has a position substantially equivalent to the Executive’s position as of the Effective Date, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof from the Executive;

(ii) a reduction by the Company in the Executive’s Base Salary as in effect on the Effective Date or as the same may be altered from time to time according to the terms of this Agreement; or

(iii) the material breach by the Company of any provision of this Agreement, which breach has not been cured within thirty (30) days following the Company’s receipt of written notice of such breach from the Executive.

Good Reason shall not include the Executive’s death or Disability.

Should the Executive wish to resign from his position with the Company or terminate his employment during the Term, the Executive shall give thirty (30) days written notice to the Company (“Notice Period”), specifying the date on which his resignation is to become effective. During the Notice Period, the Executive shall cooperate fully with the Company in achieving a smooth transition of the Executive’s duties and responsibilities to such person(s) as may be designated by the Company. The Company reserves the right to accelerate the Date of Termination (as defined below) by giving the Executive prior written notice.

(e) Notice of Termination. Any purported termination of the Executive’s employment by the Company or by the Executive shall be communicated by written notice of termination to the other party hereto in accordance with Section 24(g).

(f) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated because of death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated (A) on account of a Disability or (B) by the Company with or without Cause, the date notice of termination is given; or (iii) if the Executive’s employment is terminated pursuant to this Section 4 hereof, the date specified in the notice of termination provided in connection therewith, which shall not be less than thirty (30) days after the date such notice of termination is given.

5. Compensation During Disability or Upon Death or Other Termination. Notwithstanding any other provision of this Agreement, the provisions of this Section 5 shall exclusively govern the Executive’s rights upon termination of employment with the Company and its Affiliates.

(a) During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to a Disability (“Disability Period”), the Executive shall continue to receive his Base Salary at the rate then in effect for such period until his employment is terminated pursuant to Section 4 hereof, provided that payments so made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to the Executive with respect to such period under disability benefit plans of the Company or under the Social Security disability insurance program, and which amounts were not previously applied to reduce any such payment.

(b) If the Executive’s employment is terminated by his death or on account of a Disability, the Company shall pay (i) the Base Salary due to the Executive under Section 3(a) through the Date of Termination; and (ii) an amount equal to the total bonus he would have received for the fiscal year of such termination, prorated for the period beginning on the first day of such fiscal year through the Date of Termination.

(c) If the Executive’s employment is terminated by the Company for Cause or by the Executive other than for Good Reason, the Company shall pay the Base Salary due to the Executive under Section 3 (a) through the Date of Termination, and the Company shall have no further obligations to the Executive under this Agreement.

(d) If the Company terminates the Executive’s employment without Cause or if the Executive resigns from his position for Good Reason, then:

(i) the Company shall pay the Base Salary due to the Executive under Section 3(a) through the Date of Termination;

(ii) the Company shall pay the Executive an amount equal to twelve (12) months’ Base Salary at the rate in effect at the time notice of termination is given; and

(iii) the Company shall pay the Executive an amount equal to the total bonus he would have received for the fiscal year of such termination, prorated for the period beginning on the first day of such fiscal year through the Date of Termination.

(e) If the Company terminates the Executive’s employment without Cause or the Executive resigns from his position for Good Reason following a Change of Control, then:

(i) the Company shall pay the Base Salary due to the Executive under Section 3(a) through the Date of Termination;

(ii) the Company shall pay the Executive an amount equal to twelve (12) months’ base salary at the rate in effect at the time notice of termination is given; and

(iii) the Company shall pay the Executive an amount equal to the total bonus he would have received for the fiscal year of such termination, prorated for the period beginning on the first day of such fiscal year through the Date of Termination.

For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following events: (a) the consummation of a recapitalization, reorganization, merger, consolidation or similar form of transaction involving the Company, as a result of which the shareholders of the Company immediately prior to the consummation of such transaction cease to own at least 50% of the aggregate voting power of the entity surviving such transaction; (b) the sale or other disposition of all or substantially all of the Company’s assets; or (c) any person or entity becomes a “beneficial owner” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of 50% or more of the aggregate voting power of the Company.

(f) The payments provided for in this Section shall be payable in accordance with the Company’s standard payroll practices, provided, however, that any Annual Bonus shall be paid in accordance with the Company’s policy then in effect. Notwithstanding the foregoing, payments under this Section 5 may be delayed to comply with Section 409A of the Internal Revenue Code (the “Code”).

6. COMPANY’S TRADE SECRETS: Executive acknowledges that he understands that in the performance of his duties with the Company he will be exposed to the Company’s trade secrets and confidential information. For purposes of this Agreement, “Trade Secrets” and/or “Confidential Information” means information or material that is commercially valuable to the Company and not generally known in the industry. This includes, but is not limited to, the following:

(a) any and all versions of the Company’s proprietary computer software (including source code and object code), hardware, firmware and documentation;

(b) technical information concerning the Company’s products and services, including training programs, product data and specifications, diagrams, flow charts, drawings, test results, know-how, processes, inventions, research projects and product development;

(c) information concerning the Company’s business, including cost information, profits, sales information, accounting and unpublished financial information, business plans, markets and marketing methods, customer lists and customer information, purchasing techniques, supplier lists and supplier information and advertising strategies;

(d) information concerning the Company’s employees, including their salaries, strengths, weaknesses and skills;

(e) non-public information submitted by the Company’s customers, suppliers, employees, consultants or co-venturers with the Company for study, evaluation or use; and

(f) any other information not generally known to the public which, if misused or disclosed, could reasonably be expected to adversely affect the Company’s business.

7. NONDISCLOSURE OF TRADE SECRETS AND CONFIDENTIAL INFORMATION: Executive agrees that he will keep the Company’s Trade Secrets and Confidential Information, whether or not prepared or developed by him, in the strictest of confidence at all times, both during and after the term of this Agreement. Executive will not use or disclose such secrets or information to others without the Company’s written consent, except when necessary to perform his duties with the Company.

8. CONFIDENTIAL INFORMATION OF OTHERS: Executive agrees that he will not disclose to the Company, use in the Company’s business, or cause the Company to use any information or material that is a trade secret of others. Executive hereby represents and warrants that his performance under this Agreement will not breach any agreement to keep confidential any proprietary information acquired by him prior to his employment by the Company.

9. NO CONFLICTING OBLIGATIONS: Executive represents and warrants that he has no current or prior agreements including any non-compete and/or non-solicitation agreements, relationships or commitments that conflict with this Agreement or with his relationship with the Company.

10. RETURN OF MATERIALS: When Executive’s employment with the Company terminates, for whatever reason, he will promptly deliver to the Company all originals and copies of all documents, records, software code and programs, media and other materials containing any of the Company’s Trade Secrets or Confidential Information and all other property belonging to the Company. Executive will also return to the Company all equipment, files, software programs and other personal property or intellectual property belonging to the Company.

11. CONFIDENTIALITY OBLIGATION SURVIVES EMPLOYMENT: Executive acknowledges that he understands that his obligation to maintain the confidentiality and security of the Company’s Trade Secrets and Confidential Information remains with him even after his employment with the Company terminates and continues for so long as such material remains a Trade Secret or confidential.

12. WORKS MADE FOR HIRE: Executive acknowledges that he understands that, as part of his duties to the Company, he may be asked to create or contribute to the creation of documentation and other copyrightable works. Executive agrees that any and all documentation and other copyrightable materials that he is asked to prepare or work on as part of his employment with the Company, or that he otherwise works on or creates while employed by the Company and within the scope of his employment and duties for the Company, shall be “works made for hire,” as that term is used and defined by U.S. copyright law, and that the Company shall own all the copyright and other property rights in such works. IF AND TO THE EXTENT ANY SUCH MATERIAL DOES NOT SATISFY THE LEGAL REQUIREMENTS TO CONSTITUTE A “WORK MADE FOR HIRE,” EXECUTIVE HEREBY ASSIGNS ALL HIS RIGHT, TITLE AND INTEREST IN ANY COPYRIGHT OR OTHER RIGHTS OR INTEREST IN SAID WORKS TO THE COMPANY.

13. DISCLOSURE OF DEVELOPMENTS: Executive agrees that while he is employed by the Company, he will promptly inform the Company of the full details of all his inventions, discoveries, improvements, innovations and ideas (collectively called “Developments”)—whether or not patentable, copyrightable or otherwise protectible—that he conceives, completes or reduces to practice (whether jointly or with others) and which:

(a) relate to the Company’s present or prospective business, or actual or demonstrably anticipated research and development; or

(b) result from any work he does using any equipment, facilities, materials, Trade Secrets, Confidential Information or personnel of the Company; or

(c) result from or are suggested by any work that he may do for the Company.

14. ASSIGNMENT OF DEVELOPMENTS: Executive hereby assigns to the Company, or the Company’s designee, his entire right, title and interest in all of the following that he conceives or makes (whether alone or with others) while employed by the Company:

(a) all Developments;

(b) all copyrights, Trade Secrets, trademarks and mask work rights in Developments; and

(c) all patent applications filed and patents granted in respect of any Developments, including those in foreign countries.

15. POST-EMPLOYMENT ASSIGNMENT: Executive agrees that he will fully disclose to the Company any and all inventions, improvements or discoveries actually made, or copyright registrations or patent applications filed, within six months after his employment with the Company terminates. Executive hereby assigns to the Company his entire right, title and interest in such inventions, improvements and discoveries, whether made individually or jointly, which relate to the business of the Company during the entire period of his employment preceding the termination of his employment.

16. EXECUTION OF DOCUMENTS: Both while employed by the Company and afterwards, Executive agrees to execute and aid in the preparation of any papers or filings that the Company may consider necessary or helpful to obtaining or maintaining any patents, copyrights, trademarks or other proprietary rights covering work and Developments for which he has or had responsibility for and/or involvement with during his term of employment at the Company at no charge to the Company, but at its expense. If the Company is unable to secure Executive’s signature on any document necessary to obtain or maintain any patent, copyright, trademark or other proprietary rights, whether due to his mental or physical capacity or any other cause, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agents and attorneys-in-fact to execute and file such documents and do all other lawfully permitted acts to further the prosecution, issuance and enforcement of patents, copyrights and other proprietary rights with the same force and effect as if executed by the Executive.

17. PRIOR DEVELOPMENTS: As a matter of record, Executive must identify at the time of signing this Agreement all prior developments relevant to the subject matter of his employment by the Company (“Prior Developments”) that have been conceived or reduced to practice or learned by him, alone or jointly with others, before his employment with the Company, which he desires to remove from the operation of this Agreement. Executive represents that he has made no such Prior Developments at the time of signing this Agreement which he desires to remove from the operation of this Agreement. Executive further represents and warrants that he is under no prior contractual or other obligation that in any way impedes his ability to perform this Agreement or carry out his duties and responsibilities for the Company, including any non-compete obligations and that, in providing the services contemplated herein, he will not make any improper or unauthorized use of any property rights, or trade secrets or property belonging to his previous employer or anyone else.

18. CONFLICT OF INTEREST: During Executive’s employment by the Company, he agrees that he will not engage in any business activity competitive with or adverse to the Company’s business activities. Executive also agrees that he will not engage in any other activities that conflict with the Company’s best interests.

19. POST-EMPLOYMENT NON-COMPETITION AGREEMENT: Executive acknowledges that he understands that, during his employment by the Company, he will become familiar with information related to customer relations and Confidential Information of the Company. Therefore, it is imminent that Executive will cause grave harm to the Company if he worked for a competitor. Accordingly, Executive agrees for twenty-three (23) months after the termination of his employment with the Company not to engage in, or contribute his knowledge to, any business entity or activity that is in competition with or adverse to the Company’s business activities, including, without limitation, with respect to the blood glucose monitoring business.

(a) Diversion of Company Business: For a period of twenty three (23) months from the date Executive’s employment terminates, he will not divert or attempt to divert from the Company any business the Company enjoyed or solicited from its customers during the two years prior to the termination of his employment.

(b) Geographic Restrictions: Executive acknowledges and agrees that the restrictions on his post-employment competitive activity shall apply throughout the entire United States.

20. ADDITIONAL POST-EMPLOYMENT NON-COMPETITION TERMS: During any period in which Executive is not exclusively receiving compensation payments from the Company, Executive acknowledges that he will be permitted to engage in the work or activity described in Section 19 of this Agreement if he provides the Company with clear and convincing written evidence, including assurances from his new employer and him, that the contribution of his knowledge to that work or activity will not cause him to disclose, base judgment upon, or use any of the Company’s Confidential Information. The Company will furnish Executive a written consent to that effect if he provides the required written evidence. Executive agrees not to engage in such work or activity until he receives such written consent from the Company, which consent will not be unreasonably withheld.

21. NONINTERFERENCE WITH NON-SOLICITATION OF COMPANY EMPLOYEES: While employed by the Company, and for one year after, Executive agrees that he will not directly or through the use of agents induce, or attempt to induce, any Company employee to quit the Company’s employ.

22. ENFORCEMENT: Executive agrees that in the event of a breach or threatened breach of this Agreement by Executive, money damages would be an inadequate remedy and extremely difficult to measure. Executive agrees, therefore, that the Company shall be entitled to an injunction to restrain him from such breach or threatened breach. Nothing in this Agreement shall be construed as preventing the Company from pursuing any remedy at law or in equity for any breach or threatened breach.

23. SECTION 409A COMPLIANCE:

a.       This Agreement is intended to comply with Section 409A of the Code (to the extent applicable) and, to the extent it would not adversely impact the Company, the Company agrees to interpret, apply and administer this Agreement in a manner necessary to comply with such requirements and without resulting in any diminution in the value of payments or benefits to the Executive. Notwithstanding any other provisions of this Agreement, the Company does not guarantee that payments will be exempt or comply with Section 409A of the Code, nor will the Company indemnify, defend or hold harmless Employee with respect to the tax consequences of any such failure.

b.      It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Code, (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v), and (iii) all amounts set forth in Section 5 shall be payable only upon a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h).

c.       Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Employee’s employment with the Company terminates, the Employee is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to the Employee pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of the Employee’s “separation from service” with the Company, or, if earlier, the date of the Employee’s death. Any payments delayed pursuant to this Section 23 shall be made in a lump sum on the first day of the seventh month following the Employee’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of the Employee’s death.

d.      To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Employee participates during the term of Employee’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

24. GENERAL PROVISIONS:

(a) Successors: The rights and obligations under this Agreement shall survive the termination of Executive’s service to the Company in any capacity and shall inure to the benefit and shall be binding upon: (i) his heirs and personal representatives, and (ii) the successors and assigns of the Company.

(b) Governing Law: This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.

(c) Severability: If any provision of this Agreement is determined to be invalid or unenforceable, the remainder shall be unaffected and shall be enforceable against both the Company and Executive.

(d) Entire Agreement: This Agreement supercedes and replaces all former agreements or understandings, oral or written, between the Company and Executive.

(e) Modification: This Agreement may not be modified except by a writing signed both by the Company and Executive.

(f) Assignment: This Agreement may be assigned by the Company to any affiliate of the Company. Executive may not assign or delegate his duties under this Agreement without the Company’s prior written approval.

(g) Notices: Any notice required to be given hereunder shall be deemed to have been sufficiently given when served personally, by facsimile transmission, or by first class mail addressed to either party at the applicable address set forth on the first page of this Agreement.

(h) Counterparts. This Agreement may be executed in several identical counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto duly executed this Agreement as of the day and year first above written.

HOME DIAGNOSTICS, INC.

By: /s/ George H. Holley
Name: George H. Holley
Title: Chairman, Board of Directors
/s/ Joseph H. Capper
Joseph H. Capper